EXHIBIT 99.1

FOR IMMEDIATE RELEASE

HEARTLAND PAYMENT SYSTEMS ANNOUNCES FOURTH QUARTER AND FULL YEAR

2007 FINANCIAL RESULTS

Company Reports Record 2007 Revenues and Earnings

Board Raises Dividend 20%

Princeton, NJ – February 13, 2008 – Heartland Payment Systems, Inc. (NYSE: HPY), a leading provider of credit/debit/prepaid card processing, payroll and payment services, today announced fourth quarter and full year 2007 financial results.

Highlights for the year include:

•	Record earnings of $35.9 million, up 26% from fiscal 2006, and excluding non-operating items in both years, up 32% to $38.2 million

•	Record diluted earnings per share of $0.90, an increase of 27% from fiscal 2006, and excluding non-operating items in both years, up 32% to $0.96

•	Record transaction processing volume - up 20.0%

•	Record Net Revenues - up 20.1%

•	New margin installed increased by 22.2%

For the Fourth Quarter:

•	Transaction processing volume grew by 17.6%

•	New margin installed increased by 20.6%

•	Net Revenues up 19.6%, including payroll revenue that advanced 58%

•	Total period end merchants were up 17.1% to 161,000

•

Net income was $6.8 million, up 3.9%, and diluted earnings per share were $0.17, up 6.3%. Net income and diluted earnings per share (excluding non-operating items in both years) were $8.7 million or $0.22, up 15% and 16%, respectively

Net income in the fourth quarter of 2007 was impacted by an aggregate $2.9 million pre-tax charge to write off the carrying cost of our Parcxmart investment ($1.6 million) and for costs associated with the opening and relocation to our new Jeffersonville, Indiana customer service center ($1.3 million). Results for the full year also include a $0.8 million pre-tax charge related to indemnification of an insurer. These non-operating items had a negative $0.05 per share impact on fourth quarter results and a negative $0.06 per share impact on full year 2007 results. Net income in the fourth quarter of 2006 was impacted by a $1.5 million pre-tax charge to write off purchased software, and results for the full year also include a $0.8 million pre-tax gain on a legal settlement. The Company believes a review of its results excluding the non-operating items presents a clearer measure of its operating performance.

Robert Carr, Chairman and CEO, said, “Fourth quarter earnings growth was limited by higher overall expenses, primarily investments to bolster our internal security and disaster recovery controls, as well as a rise in general and administrative costs. In addition, the quarterly results reflect a challenging retail environment, with processing volumes dampened by the lowest level of same store sales growth in six years, including for December the first monthly decline in same store sales since December, 2001.”

Same store sales were up 2.1% for the fourth quarter, including a 1.3% decline in December same store sales.

Mr. Carr continued, “For 2007 we achieved new records in virtually all of our key metrics, including volume processed, new margin installed, operating margin and, most importantly earnings per share, which were up 27% over the previous year, and would have been up 32% excluding the non-operating items. At the same time, we achieved remarkable progress preparing Heartland Payment Systems for strong performance over the long term with significant investments in new technology, infrastructure and products. We continued to grow our franchise, with new margin installed up by over 20% for both the quarter and the year. In the fourth quarter, 86% of new card merchants installed and 79% of total transactions processed were on HPS Exchange, providing for continued processing cost savings, which are the key to sustaining wider operating margins. At year end, our sales organization had grown to 1,117 relationship managers representing Heartland, all committed to the continued expansion of our franchise.”

“We are looking forward to the many opportunities to grow our business in 2008. Our Campus Card represents new technology targeted to expand our core business with an increasing number of main street merchants; we are encouraged with the success of our first implementation at Slippery Rock University. We have also introduced new products, including remote deposit check capture, which along with our rapidly growing payroll product, opens a whole new market of non-retail businesses that were previously not prospective Heartland customers because they did not have a card processing need. In addition, we just signed a new agreement with American Express that will benefit our merchants as well as offer us greater margin potential. This year we started making the investments necessary to establish the infrastructure needed to succeed with these exciting new paths, and we will continue to make these expenditures in 2008. As the seeds of future growth, the ramp in new product revenues will initially trail the upfront investment, likely keeping operating income growth only modestly better than our top line growth in 2008. We believe these investments demonstrate our commitment to strengthen our franchise and drive growth for many years to come.”

FULL YEAR 2008 GUIDANCE

The Company is establishing guidance for fiscal 2008. For the year, we expect net revenue (total revenues less interchange, dues and assessments) to grow by 16% - 18%; operating income as a percentage of net revenue to be 20% - 21%; and earnings per share of $1.13 - $1.17.

BOARD AUTHORIZES 20% INCREASE IN QUARTERLY DIVIDEND

The Company also announced that the Board of Directors has increased the quarterly dividend by 20% to $0.09 per common share. The dividend is payable to shareholders of record on February 28, 2008 and will be paid on March 15, 2008.

CONFERENCE CALL

Heartland Payment Systems, Inc. will host a conference call on February 13, 2008 at 5:00 PM Eastern Time to discuss financial results and business highlights. The conference call may be accessed by calling (800) 559-6679 at 4:55 PM Eastern Time on February 13, 2008. Please provide the operator with PIN number 32194011. The conference call will also be Web cast where it can be accessed on the investor relations portion of Heartland’s website at www.heartlandpaymentsystems.com.

A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Tuesday, May 13, 2008. The number to call for the taped replay is (800) 642-1687 and the conference PIN number 32194011. The webcast will also be archived within two hours of the live call on the investor relations portion of the Company’s website.

About Heartland Payment Systems

Heartland Payment Systems, Inc., a NYSE company trading under the symbol HPY, delivers credit/debit/prepaid card processing, payroll and payment solutions to more than 162,000 small and mid-sized businesses nationwide.

Heartland is the founding supporter of The Merchant Bill of Rights, a public advocacy initiative that educates merchants about fair credit and debit card processing practices. For more information, visit www.heartlandpaymentsystems.com and www.MerchantBillOfRights.com.

Forward-looking Statements

This press release may contain statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors. Information concerning these factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s registration statement on Form 10- K, or Form 10-Q as applicable. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

CONTACT:

Joe Hassett

Gregory FCA Communications

27 West Athens Ave.

Ardmore, PA 19003

Tel: 610-642-8253

Email: Heartland_ir@gregoryfca.com

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Tables Follow

Heartland Payment Systems, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Total Revenues	$341,574	$287,994	$1,313,846	$1,097,041

Costs of Services:
Interchange	250,587	211,841	962,025	804,267
Dues and assessments	12,611	10,602	48,529	40,334
Processing and servicing	35,388	29,686	135,120	118,342
Customer acquisition costs	10,862	10,182	44,193	35,451
Depreciation and amortization	1,779	1,639	6,806	6,042

Total costs of services	311,227	263,950	1,196,673	1,004,436
General and administrative	16,877	12,298	57,404	47,787

Total expenses	328,104	276,248	1,254,077	1,052,223

Income from operations	13,470	11,746	59,769	44,818

Other income (expense):
Interest income	484	366	1,934	1,225
Interest expense	(198)	(145)	(785)	(753)
Loss on cost basis equity investment	(1,650)	—	(1,650)	—
Exit costs for Service Center	(1,267)	—	(1,267)	—
Other, net	30	(1,500)	(841)	(669)

Total other income (expense)	(2,601)	(1,279)	(2,609)	(197)

Income before income taxes	10,869	10,467	57,160	44,621
Provision for income taxes	4,038	3,895	21,290	16,077

Net income	$6,831	$6,572	$35,870	$28,544

Earnings per common share:
Basic	$0.18	$0.18	$0.95	$0.78
Diluted	$0.17	$0.16	$0.90	$0.71
Weighted average number of common shares outstanding:
Basic	37,964	37,280	37,686	36,394
Diluted	39,780	40,020	39,980	39,943

Heartland Payment Systems, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share data)

(unaudited)

	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$35,508	$16,054
Funds held for payroll customers	24,201	16,960
Receivables, net	122,613	107,154
Investments	1,119	1,082
Inventory	5,383	2,252
Prepaid expenses	3,478	2,030
Current tax asset	5,449	19,227
Current deferred tax assets, net	690	757

Total current assets	198,441	165,516
Capitalized customer acquisition costs, net	70,498	56,705
Deferred tax assets, net	3,878	4,562
Property and equipment, net	50,248	23,135
Goodwill and intangible assets	5,970	1,757
Deposits and other assets	154	93

Total assets	$329,189	$251,768

Liabilities and stockholders’ equity
Current liabilities:
Due to sponsor banks	$49,798	$27,253
Accounts payable	20,495	16,936
Deposits held for payroll customers	24,201	16,960
Current portion of accrued buyout liability	11,521	11,519
Merchant deposits and loss reserves	14,757	8,210
Accrued expenses and other liabilities	15,266	9,649
Current portion of borrowings and financing arrangements	—	174

Total current liabilities	136,038	90,701
Reserve for unrecognized tax benefits	1,230	—
Long-term portion of accrued buyout liability	26,252	21,774

Total liabilities	163,520	112,475

Commitments and contingencies	—	—
Stockholders’ equity
Common Stock, $.001 par value, 100,000,000 shares authorized, 39,804,322 and 38,488,880 shares issued at December 31, 2007 and 2006; 37,989,622 and 37,405,680 shares outstanding at December 31, 2007 and 2006	40	38
Additional paid-in capital	173,346	153,997
Accumulated other comprehensive loss	(62)	(21)
Retained earnings	36,729	10,804
Treasury stock, at cost (1,814,700 and 1,083,200 shares at December 31, 2007 and 2006)	(44,384)	(25,525)

Total stockholders’ equity	165,669	139,293

Total liabilities and stockholders’ equity	$329,189	$251,768

Heartland Payment Systems, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flow

(In thousands)

(unaudited)

	Year Ended December 31,
	2007	2006	2005
Cash flows from operating activities
Net income	$35,870	$28,544	$19,093
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of capitalized customer acquisition costs	45,191	35,823	24,636
Other depreciation and amortization	8,616	7,557	5,695
Addition to loss reserve	3,035	1,970	1,235
Provision for doubtful receivables	1,249	628	173
Deferred taxes	752	(351)	1,811
Share-based compensation	1,747	1,323	—
Loss on cost basis equity investment	1,650	—	—
Exit costs for Service Center	1,267	—	—
Loss on purchased software	—	1,500	—
Fair value adjustment for warrants with mandatory redemption provisions	—	—	2,912
Gain on settlement of financing arrangement	—	—	(5,140)
Other	295	254	33
Changes in operating assets and liabilities:
Increase in receivables	(16,701)	(13,017)	(29,604)
(Increase) decrease in inventory	(1,737)	(438)	104
Payment of signing bonuses, net	(44,700)	(33,743)	(21,788)
Increase in capitalized customer acquisition costs	(14,284)	(15,855)	(11,531)
(Increase) decrease in prepaid expenses	(1,448)	(59)	172
Decrease (increase) in current tax asset	21,401	10,978	(2,783)
(Increase) decrease in deposits and other assets	(61)	23	1
Excess tax benefits on options exercised under SFAS No. 123R	(7,623)	(28,603)	—
Increase in reserve for unrecognized tax benefits	716	—	—
Increase (decrease) in due to sponsor bank	22,545	(7,277)	(10,623)
Increase (decrease) in accounts payable	3,559	1,325	(2,955)
Increase in accrued expenses and other liabilities	3,260	1,958	2,116
Increase (decrease) in merchant deposits and loss reserves	3,512	(1,210)	(960)
Payouts of accrued buyout liability	(8,806)	(10,664)	(13,481)
Increase in accrued buyout liability	13,286	15,483	14,920

Net cash provided by (used in) operating activities	72,591	(3,851)	(25,964)

Cash flows from investing activities
Purchase of investments	(1,904)	(2,158)	(1,544)
Maturities of investments	310	1,258	487
Increase in funds held for payroll customers	(7,376)	(5,972)	(163)
Increase in deposits held for payroll customers	7,241	6,357	1,192
Acquisition of business, net of cash acquired	(6,300)	(3,453)	—
Purchases of property and equipment	(34,247)	(13,960)	(12,337)
Proceeds from disposal of property and equipment	—	—	27

Net cash used in investing activities	(42,276)	(17,928)	(12,338)

Cash flows from financing activities
Principal payments on borrowings and financing arrangements	(174)	(261)	(7,520)
Proceeds from exercise of stock options	9,955	27,658	8,953
Excess tax benefits on options exercised under SFAS No. 123R	7,623	28,603	—
Repurchase of common stock	(18,859)	(25,030)	(495)
Dividends paid on common stock	(9,431)	(1,861)	—
Net proceeds from sale of common stock	25	—	41,712

Net (used in) cash provided by financing activities	(10,861)	29,109	42,650

Net increase (decrease) in cash and cash equivalents	19,454	7,330	4,348
Cash and cash equivalents at beginning of year	16,054	8,724	4,376

Cash and cash equivalents at end of year	$35,508	$16,054	$8,724